ARTICLES OF MERGER AND PLAN OF MERGER
                                     Merging
                              PACIFIC RETAIL TRUST
(a real estate investment trust formed under the laws of the State of Maryland) with and into
                           REGENCY REALTY CORPORATION
(a corporation incorporated under the laws of the State of Florida)


         Pursuant to Sections 607.1101 and 607.1108, Florida Statutes and Sections 3-109 and 8-501.1 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended.

         Regency Realty Corporation, a corporation organized and existing under the laws of the State of Florida ("Regency"), and Pacific Retail Trust, a real estate investment trust formed and existing under the laws of the State of Maryland ("Pacific Retail"), agree that Pacific Retail shall be merged with and into Regency, the latter of which is to survive the merger, and hereby adopt the following Articles of Merger. The terms and conditions of the merger and the mode of carrying the same into effect are as herein set forth in these Articles of Merger.

         FIRST: The parties to these Articles of Merger are Pacific Retail, a real estate investment trust formed and existing under the laws of the State of Maryland, and Regency, a corporation organized and existing under the general laws of the State of Florida. Regency was incorporated on July 9, 1993 under the Florida Business Corporation Act (the "Florida Act") and qualified to do business in Maryland on February 9, 1999.

         SECOND: Pacific Retail shall be merged with and into Regency in accordance with Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland Code") and the Florida Act and Regency shall survive the merger and continue under its present name (the "Surviving Entity"). At the effective time of the merger (the "Effective Time"), the separate existence of Pacific Retail shall cease in accordance with the provisions of the Maryland Code. From and after the Effective Time, the Surviving Entity shall continue its existence as a corporation under the Florida Act, shall succeed to all of the rights, privileges, properties, real, personal and mixed, liabilities and other assets without the necessity of any separate deed or other transfer and shall be subject to all of the liabilities and obligations of Pacific Retail without further action by either of the parties hereto, and will continue to be governed by the laws of the State of Florida. If at any time after the Effective Time the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Entity, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Pacific Retail acquired or to be acquired as a result of the merger, or (b) otherwise to carry out the purposes of these Articles, the Surviving Entity and its officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of Pacific Retail, all deeds, bills of sale, assignments and assurances, and to do, in the name and on behalf of Pacific Retail, all other acts or things necessary, desirable or proper to vest, perfect or confirm the Surviving Entity's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Pacific Retail acquired or to be acquired as a result of the merger and otherwise to carry out the purposes of these Articles.

         THIRD: The principal office of Pacific Retail in the State of Maryland is located at 11 East Chase Street, the City of Baltimore, Maryland. The name and address of the registered agent of Regency is CSC Lawyers Incorporating Service Company, 11 East Chase Street, Baltimore, Maryland 21202 The principal office of Regency is located at 121 W. Forsyth Street, Suite 200, Jacksonville, Florida 32202. Neither Regency nor Pacific Retail owns any interest in land in any county in the State of Maryland or in Baltimore City.

         FOURTH: The terms and conditions of the transaction set forth in these Articles of Merger were advised, authorized and approved by each party to these Articles of Merger in the manner and by the vote required by Regency's articles of incorporation and the Florida Act or Pacific Retail's declaration of trust and the Maryland Code, as the case may be.

         FIFTH: The merger was duly (a) advised by the board of directors of Regency by the adoption of a resolution declaring that the merger set forth in these Articles of Merger was advisable on substantially the terms and conditions set forth in the resolution and directing that the proposed merger be submitted, together with the board's recommendation, for consideration at a special meeting of the shareholders of Regency and (b) approved by the shareholders of Regency on February 26, 1999 by the vote required by its articles of incorporation and the Florida Act. The only voting group of Regency entitled to vote on the adoption of the Plan was the holders of Regency Common Stock. The number of votes cast by such voting group was sufficient for approval by that group.

         SIXTH: The merger was duly (a) advised by the board of trustees of Pacific Retail by the adoption of a resolution declaring that the merger set forth in these Articles of Merger was advisable on substantially the terms and conditions set forth or referred to in the resolution and directing that the proposed merger be submitted for consideration at a special meeting of the shareholders of Pacific Retail and (b) approved by the shareholders of Pacific Retail on February 26, 1999 by the vote required by its declaration of trust and the Maryland Code.

         SEVENTH: The total number of shares of beneficial interest of all classes which Pacific Retail has authority to issue is 150,000,000 shares of beneficial interest, of the par value of $.01 each, all such shares having an aggregate par value of $1,500,000. Of such shares of beneficial interest, 142,739,448 shares are classified as common shares ("Pacific Retail Common
Stock"), 1,130,276 shares have been classified as Series A Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest ("Pacific Retail Series A Preferred Stock"), and 6,130,276 shares have been classified as Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest ("Pacific Retail Series B Preferred Stock").

         Immediately before the Effective Time, the total number of shares of stock of all classes which Regency had authority to issue is 170,000,000 shares, of the par value of $.01 each, all such shares having an aggregate par value of $1,700,000. Of such 170,000,000 shares, 150,000,000 shares were classified as common stock ("Regency Common Stock"), 10,000,000 shares were classified as Special Common Stock (of which 2,500,000 have been classified as Class B Non-Voting Stock) and 10,000,000 shares were classified as Preferred Stock (of which 1,600,000 have been classified as 8.125% Series A Cumulative Redeemable Preferred Stock). Immediately after the Effective Time, the total number of shares of stock of all classes which Regency has authority to issue is 170,000,000 shares, of the par value of $0.01 each, all such shares having an aggregate par value of $1,700,000. Of such 170,000,000 shares, 150,000,000 shares are classified as Regency Common Stock, 10,000,000 shares are classified as Special Common Stock (of which 2,500,000 are classified as Class B Non-Voting Common Stock) and 10,000,000 shares are classified as Preferred Stock (of which 542,532 shares have been classified as Series 1 Cumulative Convertible Redeemable Preferred Stock and 1,502,532 shares have been classified as Series 2 Cumulative Convertible Redeemable Preferred Stock and 1,600,000 have been classified as 8.125% Series A Cumulative Redeemable Preferred Stock).

         EIGHTH: As of the Effective Time, by virtue of the Merger and without any action on the part of Regency, Pacific Retail, or any holder of any of the following securities:

(a) Cancellation of Treasury Stock and Regency-Owned Shares of Beneficial Interest of Pacific Retail. Each share of beneficial interest of Pacific Retail that is owned by Pacific Retail or any subsidiary of Pacific Retail or Regency or any subsidiary of Regency shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.

(b) Conversion of Pacific Retail Common Stock. Each issued and outstanding share of Pacific Retail Common Stock, other than shares cancelled pursuant to paragraph (a) of this Article or shares as to which a demand for dissenter's rights has been duly perfected in accordance with the Maryland Code, shall be converted into the right to receive 0.48 validly issued, fully paid, and nonassessable shares of Regency Common Stock. The consideration to be issued to the holders of Pacific Retail Common Stock is referred to herein as the "Common Stock Merger Consideration." No fractional shares shall be issued as part of the Common Stock Merger Consideration. (c) Conversion of Pacific Retail Series A Preferred Stock. Each issued and outstanding share of Pacific Retail Series A Preferred Stock, other than shares cancelled pursuant to paragraph (a) of this Article or shares as to which a demand for dissenters rights has been duly perfected in accordance with the Maryland Code, shall be converted into the right to receive 0.48 validly issued, fully paid and nonassessable shares of Series 1 Cumulative Convertible Redeemable Preferred Stock of Regency ("Regency Series 1 Preferred Stock"). The consideration to be issued to holders of Pacific Retail Series A Preferred Stock is referred to as the "Series A Merger Consideration." (d) Conversion of Pacific Retail Series B Preferred Stock. Each issued and outstanding share of Pacific Retail Series B Preferred Stock, other than shares cancelled pursuant to paragraph (a) of this Article or shares as to which a demand for dissenters rights has been duly perfected in accordance with the Maryland Code, shall be converted into the right to receive 0.48 validly issued, fully paid and nonassessable shares of Series 2 Cumulative Convertible Redeemable Preferred Stock of Regency ("Regency Series 2 Preferred Stock"). The consideration to be issued to holders of Pacific Retail Series B Preferred Stock is referred to as the "Series B Merger Consideration." The Common Stock Merger Consideration, Series A Merger Consideration and Series B Merger Consideration are referred to collectively herein as the "Merger Consideration." (e) No Fractional Shares. Each holder of Pacific Retail Common Stock, Pacific Retail Series A Preferred Stock or Pacific Retail Series B Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of (i) Regency Common Stock, (ii) Regency Series A Preferred Stock or (iii) Regency Series B Preferred Stock, as the case may be (after taking into account all shares of Pacific Retail Common Stock, Pacific Retail Series A Preferred Stock or Pacific Retail Series B Preferred Stock held of record by such holder at the Effective Time), shall receive, in lieu of such fraction of a share, cash in an amount arrived at by multiplying such fraction times the average closing price of a share of Regency Common Stock on the New York Stock Exchange on the ten (10) consecutive trading days ending on the fifth day immediately preceding the Effective Time. (f) Cancellation and Retirement of Shares of Beneficial Interest of Pacific Retail. As of the Effective Time, all shares of beneficial interest of Pacific Retail converted into the right to receive the applicable Merger Consideration pursuant to this Article shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate evidencing any such shares of beneficial interest of Pacific Retail shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration in accordance with this Article, and any cash in lieu of fractional shares of Regency Common Stock, Regency Series 1 Preferred Stock or Regency Series 2 Preferred Stock paid in cash by Regency based on the average of the closing price of the Regency Common Stock on the New York Stock Exchange for the ten
(10) consecutive trading days ending on the fifth day immediately preceding the Effective Time. (g) Conversion of Pacific Retail Stock Options. Each option granted by Pacific Retail to purchase shares of Pacific Retail Common Stock (a "Pacific Retail Stock Option") which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire such shares and shall be converted into an option to purchase shares of Regency Common Stock (a "Regency Stock Option") in an amount and at an exercise price determined as provided below and otherwise subject to the terms and conditions of Regency's Long-Term Omnibus Plan and the agreements evidencing grants thereunder but having the same vesting, exercise, and termination dates that such Pacific Retail Stock Options had immediately prior to the Effective Time except that departing officers' options shall fully vest and shall terminate on the dates set forth in agreements between the departing officers and Regency.
(i) the number of shares of Regency Common Stock to be subject to the new Regency Stock Option will be equal to the product of (A) the number of shares of Pacific Retail Common Stock subject to the existing Pacific Retail Stock Option immediately prior to the Effective Time and (B) the ratio of the value per share of Pacific Retail Common Stock immediately prior to the Effective Time to the value per share of Regency Common Stock immediately after the Effective Time, and

(ii) the exercise price per share of Regency Common Stock under the new Regency Stock Option will be equal to (A) the value per share of Regency Common Stock immediately after the Effective Time multiplied by (B) the ratio of the exercise price per share of Pacific Retail Common Stock to the value per share of Pacific Retail Common Stock immediately prior to the Effective Time.

         NINTH: The parties hereto intend that the execution of these Articles of Merger constitute the adoption of a "plan of reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1996, as amended.

         TENTH: The merger shall be effective at 11:59 p.m. Eastern Standard Time on February 28, 1999.

         ELEVENTH: The merger may be abandoned at any time prior to the Effective Time by either Pacific Retail or the Surviving Entity, without further shareholder action by filing a Notice of Abandonment with each state authority with which these Articles of Merger are filed.

         TWELFTH: The Articles of Incorporation of Regency shall continue to be the Articles of Incorporation of Regency on and after the Effective Time, except for the following amendments:

(a) The Articles of Incorporation of Regency are hereby amended to add the Certificate of Designations, Rights, Preferences and Limitations of Series 1 Cumulative Convertible Redeemable Preferred Stock of Regency attached hereto as Exhibit A.

(b) The Articles of Incorporation of Regency are hereby amended to add the Certificate of Designations, Rights, Preferences and Limitations of Series 2 Cumulative Convertible Redeemable Preferred Stock of Regency attached hereto as Exhibit B. (c) Article V of the Articles of Incorporation of Regency is hereby amended as set forth in Exhibit C hereto.

         IN WITNESS WHEREOF, Regency Realty Corporation, a Florida corporation, and Pacific Retail Trust, a Maryland real estate investment trust, the entities parties to the merger, have caused these Articles of Merger to be signed in their respective names and on their behalf and witnessed or attested all as of the 26th day of February, 1999. Each of the individuals signing these Articles of Merger on behalf of Regency Realty Corporation or Pacific Retail Trust acknowledges these Articles of Merger to be the act of such respective entity and, as to all other matters or facts required to be verified under oath, that to the best of his or her knowledge, information and belief, these matters are true in all material respects and that this statement is made under the penalties for perjury.

                                                    REGENCY REALTY CORPORATION,
                                                    a Florida corporation


                                         By: ___________________________________
                                             Mary Lou Rogers, President

Attest:


-------------------------------
J. Christian Leavitt, Secretary

                                         PACIFIC RETAIL TRUST,
                                         a Maryland real estate investment trust


                                  By: ___________________________________
                                      Jane E. Mody, Managing Director and Chief
                                      Financial Officer

Attest:


--------------------------------
Kelli Hlavenka, Assistant Secretary
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